Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017-1216
Tel (212) 832-3232

Contact:
Anthony Ialeggio
Senior Vice President
Director of Global Marketing
Cohen & Steers, Inc.
Tel: (212) 796-9345

FOR IMMEDIATE RELEASE

Cohen & Steers to Separate Chairman and CEO Roles

NEW YORK, NY, November 11, 2013- Cohen & Steers, Inc. (NYSE:CNS) announced today that effective January 1, 2014, Martin Cohen, currently co-Chairman and co-CEO, will become Executive Chairman of the firm. Robert Steers, currently co-Chairman and co-CEO, will become the sole CEO, responsible for day-to-day leadership and management of the firm.

Mr. Cohen will continue to work closely with the Board of Directors, Mr. Steers and the executive team that is in place to guide the future growth of the company.

Mr. Steers said, “Marty and I have worked together for 27 years to build a firm that we are proud of and that has delivered excellent results for investors around the world. We will continue to do so in this next phase of our partnership.”

About Cohen & Steers. Founded in 1986, Cohen & Steers is a leading global investment manager with a long history of innovation and a focus on real assets, including real estate, infrastructure and commodities. Headquartered in New York City, with offices in London, Hong Kong, Tokyo and Seattle, Cohen & Steers serves institutional and individual investors around the world.

Forward-Looking Statements. This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the company's current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The company believes that these factors include, but are not limited to, those described in the "Risk Factors" section of the company's Annual Report on Form 10-K for the year ended December 31, 2012, which is accessible on the Securities and Exchange Commission's website at www.sec.gov and on the company's website at www.cohenandsteers.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. The company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

More information is available at cohenandsteers.com.
SOURCE: Cohen & Steers, Inc.
CONTACT: Anthony Ialeggio, Senior Vice President and Director of Global Marketing
+1-212-796-9345

//Website: http://cohenandsteers.com/
Symbol: NYSE: CNS

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